EXHIBIT 12.1


                       DONALDSON, LUFKIN & JENRETTE, INC
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

                                                                                                               For the Nine
                                                                                                               Months Ended
                                                             For the Years Ended                               -------------
                                    -----------------------------------------------------------------------    September 30,
                                        1994           1995           1996           1997           1998            1999
                                    -----------    -----------    -----------    -----------    -----------    -------------
Earnings:
Income before provision for income
   taxes............................$   205,000    $   298,500    $   473,800    $   661,100    $   600,500    $   650,000
Add: Fixed Charges
   Interest (gross).................  2,116,655      2,699,769      2,865,800      4,012,209      4,501,242      3,397,296
   Interest factor in rents.........     18,565         22,064         25,515         29,351         38,517         37,383
                                    -----------    -----------    -----------    -----------    -----------    -----------
   Total fixed charges..............  2,135,220      2,721,833      2,891,315      4,041,560      4,539,759      3,434,679
Earnings before fixed charges and
   provision for income taxes.......$ 2,340,220    $ 3,020,333    $ 3,365,115    $ 4,702,660    $ 5,140,259    $ 4,084,679
                                    ===========    ===========    ===========    ===========    ===========    ===========
Ratio of earnings to fixed charges..    1.10          1.11           1.16           1.16           1.13           1.19
                                    ===========    ===========    ===========    ===========    ===========    ===========


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